Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

MERIDIAN WASTE SOLUTIONS, INC.

Under Section 805 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

1. The name of the corporation is: Meridian Waste Solutions, Inc.

The former name of the corporation, under which it was originally formed is: CIP, Inc.

2. The date of filing of the certificate of incorporation with the Department of State is: November 12, 1993

3. The amendment effected by this certificate of amendment is as follows: Paragraph Fourth of the Certificate of Incorporation relating to:

capitalization of the corporation and designations of classes of preferred stock is amended as follows to establish the Series F Preferred Stock and the designations, rights and references therefor, to:

A. replace subparagraph c. of the first paragraph thereof with the following:

Of the 5,000,000 shares of Preferred Stock that the corporation is authorized to issue, (i) fifty- one (51) shares shall be designated Series A Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section d. below; (ii) seventy one thousand one hundred and twenty (71,120) shares shall be designated Series B Preferred Stock, $0.001 pa r value per share, having such preferences and rights as are described in Section e. below; (iii) sixty-seven thousand three hundred sixty-one (67,361) shares shall be designated Series C Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section f. below; (iv) one hundred forty-one thousand (141,000) shares shall be designated Series D Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section h. below; (v) three hundred thousand (300,000) shares shall be designated Series E Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section i. below; (vi) three thousand four hundred (3,400) shares shall be designated Series F Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section j. below; and (vii) four million four hundred seventeen thousand sixty-eight (4,417,068) shares shall remain available for designation upon the determination of the Board of Directors in accordance with the corporation's Certificate of Incorporation, as amended.

B. Include the following as new paragraph j., following the final paragraph thereof:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Asset Sale” means a sale by the Company of all or substantially all of the assets related to the Company’s waste business occurring prior to March 31, 2018.

“Base Conversion Price” shall have the meaning set forth in Section 7(b).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Change of Control Transaction” means, with the exception of the Asset Sale, the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 33% of the voting securities of the Corporation (other than by means of conversion or exercise of Series F Preferred Stock and the Securities issued together with the Preferred Stock), (b) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the Corporation or the successor entity of such transaction, (c) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 66% of the aggregate voting power of the acquiring entity immediately after the transaction, (d) a replacement at one time or within a one year period of more than one-half of the members of the Board of Directors which is not approved by a majority of those individuals who are members of the Board of Directors on the Original Issue Date (or by those individuals who are serving as members of the Board of Directors on any date whose nomination to the Board of Directors was approved by a majority of the members of the Board of Directors who are members on the Original Issue Date), or (e) the execution by the Corporation of an agreement to which the Corporation is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (d) above.

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“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.025 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means the sum of the Stated Value at issue.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series F Preferred Stock in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that registers the resale of all of the Conversion Shares by the Holders, which shall be named as “selling stockholders” therein, and meets the requirements of the Registration Rights Agreement.

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“Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

“Dividend Conversion Rate” means the lesser of (a) the Conversion Price or (b) 90% of the lesser of (i) the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Dividend Payment Date or (ii) the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the date the applicable Dividend Conversion Shares are issued and delivered if such delivery is after the Dividend Payment Date.

“Dividend Conversion Shares” shall have the meaning set forth in Section 3(a).

“Dividend Notice Period” shall have the meaning set forth in Section 3(a).

“Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“Dividend Share Amount” shall have the meaning set forth in Section 3(a).

“Effective Date” means the date that the Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Corporation shall have paid all liquidated damages and other amounts owing to the applicable Holder in respect of the Preferred Stock, (c)(i) there is an effective Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents (and shares issuable in lieu of cash payments of dividends) may be resold pursuant to Rule 144 w ithout volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Corporation as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the affected Holders, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on s uch Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) the issuance of the shares in question to the applicable Holder would not violate the limitations set forth in Section 6(d) and Section 6(e) herein, (g) there has been no pu blic announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, and (h) with the exception of the Asset Sale, the applicable Holder is not in possession of any information provided by the Corporation, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information.

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“Escrow Agent” means Signature Bank, a New York State chartered bank and having an office at 261 Madison Avenue, New York, New York 10016.

“Escrow Agreement” means the escrow agreement which may be entered into prior to the Closing Date by and among the Corporation and the Escrow Agent pursuant to which the Holder shall deposit Subscription Amounts with the Escrow Agent to be applied to the transactions contemplated hereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) shares of Common Stock or options to consultants and service providers to the Company, approved by a majority of the non-employee members of the Board of Directors, for services rendered to the Company, (c) securities upon the exercise or exchange of or conversion of any securities issued pursuant to the Purchase Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities or to extend the term of such securities, (d) securities issued pursuant to the Asset Sale, approved by a majority of the disinterested directors of the Corporation, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in Section 4.12(a) of the Purchase Agreement; and (e) securities issued pursuant to acquisitions or strategic transactions, approved by a majority of the disinterested directors of the Corporation, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in Section 4.12(a) of the Purchase Agreement, and provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to the Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

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“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Issuable Maximum” shall have the meaning set forth in Section 6(e).

“Junior Securities” means the Common Stock and all other Common Stock Equivalents of the Corporation other than those securities which are explicitly senior or pari passu to the Series F Preferred Stock in dividend rights or liquidation preference.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 11(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Series F Preferred Stock regardless of the number of transfers of any particular shares of Series F Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of the Original Issue Date, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of the Purchase Agreement, among the Corporation and the original Holders, in the form of Exhibit B attached to the Purchase Agreement.

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“Registrable Securities” means, as of any date of determination, (a) all of the shares of Common Stock then issued and issuable upon conversion in full of the Series F Preferred Stock (assuming on such date the shares of Preferred Stock are converted in full without regard to any conversion limitations therein), (b) all shares of Common Stock issued and issuable as dividends on the Series F Preferred Stock assuming all dividend payments are made in shares of Common Stock and the Series F Preferred Stock is held for at least 3 years, (c) all Warrant Shares then issued and issuable upon exercise of the Warrants (assuming on such date the Warrants are exercised in full without regard to any exercise limitations therein), (d) any additional shares of Common Stock issued and issuable in connection with any anti-dilution provisions in the Series F Preferred Stock or the Warrants (in each case, without giving effect to any limitations on conversion set forth in this Certificate of Designation or limitations on exercise set forth in the Warrants) and (e) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Holder as provided for in the Registration Rights Agreement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Series F Preferred Stock, the Warrants, the Warrant Shares and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the Company’s 51 s hares of authorized and outstanding Series A Preferred Stock which has no c onversion rights, is senior to any other class or series of capital stock of the Company and has special voting rights, such that each one (1) share of Series A Preferred Stock has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, Minus (z) the Numerator.

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“Series A Warrants” means, collectively, the Series A Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) of the Purchase Agreement.

“Series B Warrants” means, collectively, the Series B Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) of the Purchase Agreement.

“Series F Preferred Stock” shall have the meaning set forth in Section 2

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2, as the same may be increased pursuant to Section 3.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Corporation with respect to the transactions contemplated by the Transaction Documents, including the issuance of all of the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Series F Preferred Stock purchased pursuant to the Purchase Agreement as specified below such Holder’s name on t he signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation as set forth on Schedule 3.1(a) of the Purchase Agreement and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on t he date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, the Registration Rights Agreement, the Escrow Agreement, the Voting Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

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“Transfer Agent” means Issuer Direct Corporation, the current transfer agent of the Corporation, with a mailing address of 500 Perimeter Park Drive, Suite D, Morrisville, NC 27560 and an e-mail address of eddie.tobler@issuerdirect.com, and any successor transfer agent of the Corporation.

“Trigger Date” shall mean each of the following dates: (i) the later of (x) the thirtieth day immediately following the date of the effectiveness of the initial Registration Statement covering any portion of the Registrable Securities and (y) the thirtieth day immediately following the date that Shareholder Approval is obtained and deemed effective, (ii) the thirtieth day immediately following the date of the effectiveness of any other Registration Statement covering any portion of the Registrable Securities, (iii) the thirtieth day immediately following the six month anniversary of the Closing Date, in the event that all of the Registrable Securities are not then registered on an effective Registration Statement, (iv) the tenth (10th) Trading Day immediately following the public announcement of the Asset Sale (or, if earlier, the date of the initial filing with the Commission disclosing the occurrence of the consummation of the Asset Sale) and (v) the thirtieth day immediately following the twelve (12) month anniversary of the Closing Date, in the event that the Company fails for any reason to satisfy the current public information requirement under Rule 144(c) at any time during the period commencing on the six month anniversary of the Closing Date through the 12 month anniversary of the Closing Date and all of the Registrable Securities are not then registered on an effective Registration Statement.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion, upon e xercise of the Warrants and issued and issuable in lieu of the cash payment of dividends on the Series F Preferred Stock in accordance with the terms of this Certificate of Designation.

“Variable Rate Transaction” shall have the meaning ascribed to such term in Section 4.13(b) of the Purchase Agreement.

“Voting Agreement” means the written agreement, in the form of Exhibit E attached to the Purchase Agreement, of all of the officers, directors, stockholders holding more than 10% of the issued and outstanding shares of Common Stock and stockholders of the Series A Preferred Stock on the date of the Purchase Agreement to vote all Common Stock over which such Persons have voting control as of the record date for the meeting of stockholders of the Corporation, amounting to, in the aggregate, at least 50% of the issued and outstanding Common Stock.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on O TCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a s hare of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

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“Warrants” means, collectively, the Series A Warrants and the Series B Warrants. “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series F 8% Convertible Preferred Stock (the “Series F Preferred Stock”) and the number of shares so designated shall be up to 3,400 (which shall not be subject to increase without the written consent of all of the holders of the Series F Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series F Preferred Stock shall have a par value of $0.001 per share and a stated value equal to $1,000, subject to increase set forth in Section 3 below (the “Stated Value”).

Section 3. Dividends.

a)   Dividends in Cash or in Kind. Beginning on J anuary 24, 2019, H olders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum, payable quarterly on January 1, April 1, J uly 1 and October 1, beginning on the first such date after January 24, 2019 and on each Conversion Date (with respect only to Series F Preferred Stock being converted) (each such date, a “Dividend Payment Date”) (if any Dividend Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day) in cash, or at the Corporation’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a), or a combination thereof (the dollar amount to be paid in shares of Common Stock, the “Dividend Share Amount”). The form of dividend payments to each Holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date (the “Dividend Notice Period”), in cash only, (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, at the sole election of the Corporation, in cash or shares of Common Stock which shall be valued at the Dividend Conversion Rate, (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the Dividend Notice Period, in shares of Common Stock which shall be valued at the Dividend Conversion Rate, (iv) if funds are not legally available for the payment of dividends and the Equity Condition relating to an effective Conversion Shares Registration Statement has been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock which shall be valued at the Dividend Conversion Rate, and (v) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the Dividend Notice Period, then, at the election of such Holder, such dividends shall accrue to the next Dividend Payment Date or shall be accreted to, and increase, the outstanding Stated Value. In addition, as a condition to paying dividends in shares of Common Stock, as to such Dividend Payment Date, prior to such Dividend Notice Period (but not more than five (5) Trading Days prior to the commencement of such Dividend Notice Period), the Corporation shall have delivered to each Holder’s account with The Depository Trust Company a number of shares of Common Stock to be applied against such Dividend Share Amount equal to the quotient of (x) the applicable Dividend Share Amount divided by (y) the Dividend Conversion Rate, assuming for such purposes that the Dividend Payment Date is the Trading Day immediately prior to the commencement of the Dividend Notice Period (the “Dividend Conversion Shares”). The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6.

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b) Corporation’s Ability to Pay Dividends in Cash or Kind. On the Closing Date, the Corporation shall have notified the Holders whether or not it may legally pay cash dividends as of the Closing Date. T he Corporation shall promptly notify the Holders at any time the Corporation shall become able or unable, as the case may be, to legally pay cash dividends. If at any time the Corporation has the right to pay dividends in cash or shares of Common Stock, the Corporation must provide the Holders with at least 20 T rading Days’ notice of its election to pay a regularly scheduled dividend in shares of Common Stock (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice). If at any time the Corporation delivers a notice to the Holders of its election to pay the dividends in shares of Common Stock, the Corporation shall timely file a prospectus supplement pursuant to Rule 424 disclosing such election. The aggregate number of shares of Common Stock otherwise issuable to a Holder on a Dividend Payment Date shall be reduced by the number of shares of Common Stock previously issued to such Holder in connection with such Dividend Payment Date. If any Dividend Conversion Shares are issued to a Holder in connection with a Dividend Payment Date and are not applied against a Dividend Share Amount, then such Holder shall promptly return such excess shares to the Corporation.

c) Dividend Calculations. Dividends on the Series F Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Payment of dividends in shares of Common Stock shall otherwise occur pursuant to Section 6(c)(i) herein and, solely for purposes of the payment of dividends in shares, the Dividend Payment Date shall be deemed the Conversion Date. D ividends shall cease to accrue with respect to any Series F Preferred Stock converted, provided that, the Corporation actually delivers the Conversion Shares within the time period required by Section 6(c)(i) herein. Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Series F Preferred Stock held by each Holder on such Dividend Payment Date.

d) Late Fees. Any dividends, whether paid in cash or shares of Common Stock, that are not paid within three Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law which shall accrue daily from the Dividend Payment Date through and including the date of actual payment in full (collectively, “Late Fees”).

e) Other Securities. So long as any Series F Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities. So long as any Series F Preferred Stock shall remain outstanding, neither the Corporation nor any Subsidiary thereof shall directly or indirectly pay or declare any dividend or make any distribution upon (other than a dividend or distribution described in Section 6 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder), nor shall any distribution be made in respect of, any Junior Securities as long as any dividends due on the Series F Preferred Stock remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series F Preferred Stock shall have no voting rights. However, as long as any shares of Series F Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series F Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series F Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5) senior to, or otherwise pari passu with, the Series F Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) increase the number of authorized shares of Series F Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing.

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Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the 120% of the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing thereon under this Certificate of Designation, for each share of Series F Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders in accordance with the respective amounts that would be payable on s uch shares if all amounts payable thereon were paid in full. A Fundamental Transaction or Change of Control Transaction shall be deemed a Liquidation. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6. Conversion.

a)   Conversions at Option of Holder. Each share of Series F Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d) and Section 6(e)) determined by dividing the Stated Value of such share of Series F Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series F Preferred Stock to be converted, the number of shares of Series F Preferred Stock owned prior to the conversion at issue, the number of shares of Series F Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink- original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series F Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Series F Preferred Stock to the Corporation unless all of the shares of Series F Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series F Preferred Stock promptly following the Conversion Date at issue. Shares of Series F Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

b)   Conversion Price. The conversion price for the Series F Preferred Stock shall equal $1.00, subject to adjustment herein (the “Conversion Price”). In addition, on each Trigger Date, the Conversion Price shall be reduced, and only reduced, to the lesser of (x) the then Conversion Price, as adjusted and taking into consideration any prior resets, or (y) 90% of the quotient of (I) the sum of the VWAP of the Common Stock for each of the five (5) Trading Days with the lowest VWAP of the Common Stock during the twenty (20) consecutive Trading Day period ending and including the Trading Day immediately preceding such Trigger Date, divided by (II) five (5) (the “Reset Conversion Price”, which shall thereafter be the new Conversion Price, subject to further adjustment hereunder, and such 20 Trading Day period shall be referred to herein as a “Measurement Period”). The Corporation shall notify each Holder of the applicable adjustment to the Conversion Price as of such date (a “Trigger Date Adjustment Notice”). For purposes of clarification, whether or not the Corporation provides a Trigger Date Adjustment Notice pursuant to this Section 6(b), each Holder shall receive a number of Conversion Shares and retain a number of shares of Series F Preferred Stock based upon t he Conversion Price as adjusted pursuant to this Section, regardless of whether a Holder accurately refers to such price or number of shares of Series F Preferred Stock converted in any Notice of Conversion. Any adjustment to the Conversion Price pursuant to this Section shall be effective retroactively to the Original Issue Date. Accordingly, with respect to Notices of Conversion effected prior to each Trigger Date, in the event the Conversion Price is reduced pursuant to this Section, within the 2 Trading Days immediately following the end of such Measurement Period, the Corporation shall issue the applicable Holder such number of Conversion Shares as equals the number of Conversion Shares that would have been issued based on a Conversion Price equal to the Reset Conversion Price with respect to such Notices of Conversion minus the number of Conversion Shares already issued pursuant to such pre-Trigger Date conversions. N otwithstanding the foregoing, if such issuance of all, or any part, of such additional Conversion Shares to a Holder would result in a breach of Section 6(d) below with respect to such Holder (such excess Conversion Shares, the “Excess Conversion Shares”), such Excess Conversion Shares shall instead be held in abeyance until such time as the such Excess Conversion Shares may be issued to such Holder without violating Section 6(d) below (as evidenced by a written notification by such Holder to such effect).

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c) Mechanics of Conversion.

i. Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Series F Preferred Stock (including, if the Corporation has given continuous notice pursuant to Section 3(b) for payment of dividends in shares of Common Stock at least 20 Trading Days prior to the date on which the Notice of Conversion is delivered to the Corporation, shares of Common Stock representing the payment of accrued dividends otherwise determined pursuant to Section 3(a) but assuming that the Dividend Notice Period is the 20 Trading Days period immediately prior to the date on w hich the Notice of Conversion is delivered to the Corporation and excluding for such issuance the condition that the Corporation deliver the Dividend Share Amount as to such dividend payment prior to the commencement of the Dividend Notice Period) which, on or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement), and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). On or after the earlier of (i) the six month anniversary of the Original Issue Date or (ii) the Effective Date, the Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 e lectronically through the Depository Trust Company or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on t he Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

ii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Series F Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion.

iii. Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series F Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series F Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series F Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series F Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day and increasing to $200 per Trading Day on the sixth Trading Day after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion (such payment, a “Liquidated Damages Payment”). The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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iv. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(c)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions)(such payment, a “Buy-in Payment”) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series F Preferred Stock equal to the number of shares of Series F Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 t o cover a Buy-In with respect to an attempted conversion of shares of Series F Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Series F Preferred Stock as required pursuant to the terms hereof.

v. Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series F Preferred Stock and payment of dividends on the Series F Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Series F Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series F Preferred Stock and payment of dividends hereunder. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Conversion Shares Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

vi. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon t he conversion of the Series F Preferred Stock. A s to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

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vii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Series F Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Series F Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

d) Beneficial Ownership Limitation. The Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series F Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon ( i) conversion of the remaining, unconverted Stated Value of Series F Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series F Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Series F Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series F Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series F Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series F Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obl igation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon c onversion of Series F Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Series F Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series F Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no ot her Holder. T he provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to successor holders of Series F Preferred Stock.

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e)  Issuance Limitations. Notwithstanding anything herein to the contrary, if the Corporation has not obtained Shareholder Approval, then the Corporation may not issue, upon conversion of the Preferred Stock, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to such Conversion Date (i) in connection with any conversion of Preferred Stock issued pursuant to the Purchase Agreement, (ii) in connection with the exercise of any Series B Warrants issued pursuant to the Purchase Agreement and (iii) in connection with the exercise of any warrants issued to any registered broker-dealer as a fee in connection with the issuance of the Securities pursuant to the Purchase Agreement, would exceed 3,204,992 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”). Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the original Stated Value of such Holder’s Preferred Stock by (y) the aggregate Stated Value of all Preferred Stock issued on t he Original Issue Date to all Holders. In addition, each Holder may allocate its pro-rata portion of the Issuable Maximum among Preferred Stock and Series B Warrants held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a Holder no l onger holds any Preferred Stock or Series B Warrants and the amount of shares issued to such Holder pursuant to such Holder’s Preferred Stock and Series B Warrants was less than such Holder’s pro-rata share of the Issuable Maximum. For avoidance of doubt, unless and until any required Shareholder Approval is obtained and effective, warrants issued to any registered broker-dealer as a fee in connection with the Securities issued pursuant to the Purchase Agreement as described in clause (iii) above shall provide that such warrants shall not be allocated any portion of the Issuable Maximum and shall be unexercisable unless and until such Shareholder Approval is obtained and effective.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Corporation, at any time while this Series F Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a l arger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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b) Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the Original Issue Date, the Corporation issues or sells, or in accordance with this Section 7(b) is deemed to have issued or sold, any shares of Common Stock or Common Stock Equivalents (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation, but excluding any Exempt Issuances issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 7(b)), the following shall be applicable:

i. Issuance of Options. If the Corporation in any manner grants or sells any rights, warrants or options to subscribe for or purchase shares of Common Stock (“Options”) or any stock or other security that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock (“Convertible Securities”) and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(b)(i), the “lowest price per share for which one share of Common Stock is at any time issuable upon t he exercise of any such Options or upon c onversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon e xercise of any such Option or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, t he holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

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ii. Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(b)(ii), the “lowest price per share for which one share of Common Stock is at any time issuable upon t he conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, t he holder of such Convertible Security (or any other Person). Except as contemplated below, no f urther adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 7(b), except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

iii. Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon t he issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in Section 7(a)), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of the Purchase Agreement are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 7(b) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

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iv. Calculation of Consideration Received. If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Corporation (as determined by the Holders, the “Primary Security”, and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities” and together with the Primary Security, each a “Unit”), together comprising one integrated transaction, the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be the lowest of (x) the purchase price of such Unit, (y) if such Primary Security is an Option and/or Convertible Security, the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise or conversion of the Primary Security in accordance with Section 7(b)(i) or 7(b)(ii) above and (z) the lowest VWAP of the Common Stock on a ny Trading Day during the four Trading Day period immediately following the public announcement of such Dilutive Issuance (for the avoidance of doubt, if such public announcement is released prior to the opening of the Principal Market on a Trading Day, such Trading Day shall be the first Trading Day in such four Trading Day period). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Corporation therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Corporation will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Corporation for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair market value of any consideration other than cash or publicly traded securities will be determined jointly by the Corporation and the Holders holding at least a majority in interest of then then outstanding Preferred Stock. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair market value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Corporation and the Holders holding at least a majority in interest of then then outstanding Preferred Stock. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Corporation. As used herein, “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with this Section 7) of shares of Common Stock (other than rights of the type described in Section 7(d) hereof) that could result in a decrease in the net consideration received by the Corporation in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

v.   Record Date. If the Corporation takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

c) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, with the exception of Exempt Issuances, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series F Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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d) Pro Rata Distributions. During such time as this Series F Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Series F Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e)   Fundamental Transaction. If, at any time while this Series F Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions (other than the Asset Sale), (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation,directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon s uch conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) and Section 6(e) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Series F Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) and Section 6(e) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a r easonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series F Preferred Stock following such Fundamental Transaction. T o the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. T he Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Preferred Stock, deliver to the Holder in exchange for this Series F Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Series F Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon c onversion of this Series F Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Series F Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

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f) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)   Notice to the Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, t he Corporation shall promptly deliver to each Holder by facsimile or email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on t he Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered by facsimile or email to each Holder at its last facsimile number or email address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Series F Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Jeff Cosman, CEO, e-mail address jsc@mwsinc.com, or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. A ny and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number, e-mail address or address appears on the books of the Corporation, at the principal place of business of such Holder, as set forth in the Purchase Agreement. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b) Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series F Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)  Lost or Mutilated Series F Preferred Stock Certificate. I f a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon c ancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series F Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. A ll legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). T he Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. T he Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. N othing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

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e)  Waiver. A ny waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. T he failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a w aiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. A ny waiver by the Corporation or a Holder must be in writing.

f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it s hall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i) Status of Converted or Redeemed Preferred Stock. Shares of Series F Preferred Stock may only be issued pursuant to the Purchase Agreement. If any shares of Series F Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series F Preferred Stock.

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j) Cash Payment Restriction.

i. Notwithstanding anything to the contrary set forth herein, except as and to the extent provided in Section 8(j)(ii) below, until the date that the Company’s senior indebtedness for borrowed money owed pursuant to that certain Amended and Restated Credit and Guaranty Agreement dated February 15, 2017, a s amended, under which approximately $83,000,000 (which amount includes PIK Interest and accrued interest) is outstanding as of the date hereof (or any refinancing thereof that does not increase the then-outstanding amount of indebtedness for borrowed money) is no longer outstanding, the Corporation shall not be required to make any cash dividend, cash distribution or other cash payment (including, without limitation, any Late Fees, Liquidated Damages Payment or Buy-In Payment) (“Cash Payments”) to any holder of shares of Series F Preferred Stock (a “Cash Payment Restriction”) and the failure to make any Cash Payments as a result of a Cash Payment Restriction shall not constitute a breach, default, non-compliance or similar consequence hereunder. In the event that the Corporation would, but for the existence of a Cash Payment Restriction, be required to make Cash Payments to any holder of shares of Series F Preferred Stock, then, in lieu of making such Cash Payment, the applicable dividend, distribution or other payment shall instead increase the aggregate Stated Value of the shares of Series F Preferred Stock held by such holder (with the per share increase in the Stated Value being allocated pro rata among the shares of Series F Preferred Stock held by such holder).

ii. Section 8(j)(i) shall not apply to Liquidated Damages Payments or Buy-In Payments in an amount up to $150,000 in the aggregate (the “Maximum Monetary Amount”) following the date that is the earlier of (a) the date of consummation of the Asset Sale and (b) July 23, 2018; provided, that, the Corporation and the Holders acknowledge and agree that this Section 8(j)(ii) (or any other provision herein) shall in no event limit, impair or otherwise modify the terms of the Corporation’s agreements relating to indebtedness for borrowed money or the rights or remedies of any counterparty thereunder or under applicable law (and this Section 8(j)(ii) (or any other provision herein) shall not be deemed as a w aiver, consent or other agreement by any such counterparty to the Corporation’s making of any such Liquidated Damages Payments or Buy-In Payments). E ach Holder shall be entitled to up to a portion of the Maximum Monetary Amount equal to the quotient obtained by dividing (x) the original Stated Value of such Holder’s Preferred Stock by (y) the aggregate Stated Value of all Preferred Stock issued on t he Original Issue Date to all Holders. In addition, each Holder may, in its sole discretion, allocate its pro-rata portion of the Maximum Monetary Amount among (i) the Liquidated Damages Payment or Buy-In Payment that may be payable hereunder and (ii) the liquidated damages or buy-in payments that may be payable pursuant to the Warrants issued to the such Holder on or about the date hereof.

iii.  In the event of any conflict between this Section 8(j) and any other provision hereunder, the terms of this Section 8(j) shall supersede and control.

4. The certificate of amendment was authorized by: the vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate this 25th day of January 2018.

/s/ Jeffrey S. Cosman
Name: Jeffrey Cosman
Title: Chief Executive Officer

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